Exhibit 21.1

Subsidiaries of Eloxx Pharmaceuticals, Inc.

as of December 31, 2022

Eloxx Pharmaceuticals Ltd., a private limited company organized under the laws of Israel

Eloxx Pharmaceuticals (AUS) Pty Ltd., a private limited company organized under the laws of Australia

Zikani Therapeutics, Inc., a private corporation organized under the laws of Delaware